Exhibit 99.1
FOR RELEASE

Entegris Acquires Hangzhou Anow Microfiltration Co., Ltd.

Expands global filtration portfolio and establishes local manufacturing in Mainland China

BILLERICA, Mass.,-September 18, 2019-Entegris, Inc. (Nasdaq: ENTG), a leader in specialty chemicals and advanced materials solutions, announced today it has acquired Hangzhou Anow Microfiltration Co., Ltd., a filtration company for diverse industries including semiconductor, pharmaceutical, and medical. Headquartered in the Xindeng New District, Fuyang National Economic and Technological Development Zone, Hangzhou, Anow is now part of the Microcontamination Control Division of Entegris.

The addition of Anow not only brings new polymeric membrane technologies and liquid filtration offerings to Entegris’ global portfolio, but also provides Entegris with additional infrastructure to manufacture filtration products in the Asia region.

“With the demand for IoT, AI, and 5G infrastructure on the rise, Entegris is well positioned to capitalize on these growth opportunities. Acquiring Anow underscores our strong commitment to regional development and manufacturing capabilities to enable our customers to achieve process yield and device performance.” said Bertrand Loy, President and CEO of Entegris. “Anow will allow us to explore new markets that require similar high purity standards, both in China and throughout the world.”

Entegris has acquired Anow for approximately $73 million in cash, subject to certain post-closing adjustments, and excludes cash contributed to fund near term capital expenditures. The acquisition was subject to customary closing conditions, including local regulatory filings and registrations, all of which have been satisfied.

About Entegris
Entegris is a leader in specialty chemicals and advanced materials solutions for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, Mainland China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan.

Additional information can be found at www.entegris.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements related to the impact of the acquisition, including enabling greater speed to market; benefits of the transaction, including growth opportunities and access to new markets; market trends in the semiconductor industry; and other matters. These statements involve risks and uncertainties, and actual results may differ. These risks and uncertainties include, but are not limited to, our ability to effectively integrate the acquired company; market conditions relating to the acquired company's products; unexpected costs, charges or expenses resulting from the transaction; risks that the proposed transaction disrupts the current plans and operations of Entegris or the acquired business; the ability to successfully grow the acquired business; risks associated with an international acquisition; and other risk factors and additional information described in our filings with the Securities and Exchange Commission, including under the heading “Risks Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 11, 2019, and in our other periodic filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.
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Media Contact: Amanda Comeau
Email: amanda.comeau@entegris.com
Tel: +1 978 436 6546